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                              HEALY & BAILLIE, LLP
                                   61 Broadway
                             New York, NY 10006-2834
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                                  www.healy.com

                                                              June 24, 2005

Capital Maritime & Trading Corp.
3, Iassonos Street
Piraeus, Athens
18537 Greece

Dear Ladies and Gentlemen:

     We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (the "Marshall Islands") for Capital Maritime & Trading
Corp., a non-resident corporation incorporated under the laws of the Marshall
Islands (the "Company"), in connection with the issuance of up to 19,170,500 shares of common stock, par value $0.001 per share, of the Company (the
"Offering Shares") and the related preferred stock purchase rights as described in the Company's Registration Statement on Form F-1 (File No. 333-125759) (the
"Registration Statement") filed with the U.S. Securities and Exchange Commission
(the "Commission").

     We are not admitted to practice law before the courts of the Marshall
Islands; certain members of our firm, however, have knowledge of the Marshall
Islands corporate laws and have for many years issued opinions on subjects similar to those covered herein.

     For the purposes of this opinion, we have examined the following with respect to the Company: (1) the Registration Statement; and (2) the prospectus of the Company included in the Registration Statement (the "Prospectus").

     In rendering this opinion we have also examined originals, photocopies or certified copies of all such other documents, including certificates of public officials and of officers of the Company as we have deemed necessary as a basis for the opinion herein rendered.

     In such examination we have assumed: (1) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals; (2) the completeness and conformity to authentic original documents of all documents submitted

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                                                                   June 24, 2005

to us as photocopies; and (3) the truth and accuracy of all representations and statements as to fact made in the documents provided. We have not taken any steps to verify these assumptions.

     We express no opinion as to the laws of any jurisdiction other than the
Marshall Islands.

     Based on the foregoing we are of the opinion that the statements in the
Prospectus under the caption "Tax Considerations - Marshall Islands Tax
Considerations", insofar as such statements relate to matters of law or regulation, fairly summarize the tax matters referred to therein.

     We consent to the filing of this opinion as an exhibit to the Registration
Statement without admitting that we are "experts" within the meaning of the U.S.
Securities Act of 1933, as amended, or the rules and regulations of the
Commission thereunder with respect to any part of the Registration Statement.

     This opinion is limited to the laws of the Marshall Islands which are in force at 9:00 am New York time on the date of this letter. We have no responsibility to update this opinion.

     This opinion is furnished solely for the benefit of the Company and is not to be quoted to or relied upon by any other person or entity without the prior written consent of this firm.

                                                     Very truly yours,

                                                      /s/ Healy & Baillie, LLP